UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 23, 2009

(Date of Earliest Event Reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. First Avenue, Suite 1600, Spokane WA	99201
(Address of principal executive offices)	(Zip Code)

(509) 835-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 23, 2009, in connection with the previously announced discharge of its obligations under the indenture governing the $100 million principal amount of credit sensitive debentures due December 1, 2009 (the “Debentures”), Potlatch Corporation (the “Company”) entered into a consent agreement (the “Consent”) that amends the Credit Agreement, dated December 8, 2008, by and among the Company, Potlatch Forest Holdings, Inc., Potlatch Land & Lumber, LLC, certain material subsidiaries of the Company as Guarantors, the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent for the Lenders (the “Credit Agreement”).

Prior to giving effect to the Consent, the Credit Agreement provided for a revolving line of credit of up to $250 million, less a $100 million availability limitation that applies until the Debentures are no longer outstanding. Under the Consent, the Lenders have acknowledged and agreed that, as a result of the discharge of its obligations under the indenture governing the Debentures, the Debentures will no longer be considered “outstanding” under the Credit Agreement and therefore the $100 million availability limitation is no longer applicable.

The foregoing summary of the Consent is qualified in its entirety by reference to the full text of the Consent, a copy of which is filed as Exhibit 10.1 and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Consent, dated June 23, 2009, to the Credit Agreement, dated December 8, 2008, by and among the Company and its wholly owned subsidiaries, as borrowers, Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and collateral agent, the Guarantors from time to time party thereto and the Lenders from time to time party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2009	POTLATCH CORPORATION

	By:	/s/ Pamela A. Mull
	Name:	Pamela A. Mull
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit	Description of Exhibit
10.1	Consent, dated June 23, 2009, to the Credit Agreement, dated December 8, 2008, by and among the Company and its wholly owned subsidiaries, as borrowers, Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and collateral agent, the Guarantors from time to time party thereto and the Lenders from time to time party thereto.